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North Star Universal, Inc.                                          Exhibit 12.6
Computation of ratio of earnings to fixed charges
For the Three Months Ended March 31, 1995
(In thousands, except ratios)
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Earnings:
Loss from continuing operations before
  income taxes and minority interest                               $ (1,800)

Fixed charges                                                         1,249
                                                                  ----------
Income from continuing operations before
  income taxes, minority interest and fixed charges                $   (551)
                                                                  ----------
                                                                  ----------

Fixed Charges:
  Interest expense                                                 $  1,060
  Interest portion of rentals                                           189
  Amortization of debt expense                                            0
                                                                  ----------
                                                                   $  1,249
                                                                  ----------
                                                                  ----------


Ratio of earnings to fixed charges                                    (0.44)


Earnings coverage deficit below 1:1 ratio                          $  1,800

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